Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media Relations: Kristie Bouryal, kristie.bouryal@nielsen.com, +1 646-654-5577

Investor Relations: Kate Vanek, kate.vanek@nielsen.com, +1 646-654-4593

NIELSEN ACQUIRES ARBITRON

NEW YORK, NY, September 30, 2013 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced that it has successfully completed its acquisition of Arbitron Inc., an international media and marketing research firm.

“This is a great day for Nielsen and a natural step in our evolution,” said Nielsen Chief Executive Officer David Calhoun. “Arbitron will allow us to analyze and understand an additional two hours of the U.S. consumer’s day while bringing us another opportunity to provide advertisers with metrics on the effectiveness of the mediums that they advertise on.”

Arbitron is being rebranded Nielsen Audio and will be integrated into Nielsen’s U.S. Watch business segment, which provides information and insights primarily to the media and advertising industries across television, online, mobile and radio. With Arbitron, Nielsen now measures eight hours a day per person of dynamic media consumption.

“Our combined capabilities offer opportunities to measure unmeasured areas that are important to the industries and clients we serve, like streaming audio, out-of-home measurements for television consumption and deeper measurement of multicultural audiences in the U.S.,” said Calhoun. “Globally, this is an opportunity to expand our measurement of consumer behavior and introduce audio measurement capabilities in new markets.”

As previously disclosed, Nielsen entered into an agreement on December 17, 2012 to acquire all of the outstanding common stock of Arbitron for $48 per share or a total of $1.3 billion purchase price, funded by cash on hand and recent debt financing. Nielsen expects $0.26 of accretion to adjusted net income per share during the first full year of operations, and $0.32 of accretion to adjusted net income per share during the second year, reflecting an incremental $0.06 in year two.

Nielsen will update its full year guidance to include the impact of the Arbitron acquisition during its Q3 2013 earnings conference call, which will be held October 23.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Forward-Looking Statements Disclaimer

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

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